 Exhibit 6.1

THIRD AMENDMENT TO THE
AGREEMENT OF LIMITED PARTNERSHIP OF
HC GOVERNMENT REALTY HOLDINGS, L.P.

DESIGNATION OF 7.00% SERIES C
CUMULATIVE REDEEMABLE PREFERRED UNITS

August 12, 2020

Pursuant to Section 4.02 and Article XI of the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., as amended by the First Amendment dated March 31, 2016 (the “First Amendment”) and the Second Amendment dated March 14, 2019 (the “Second Amendment,” and such agreement, as amended by the First Amendment and the Second Amendment, the “Partnership Agreement”), the General Partner hereby further amends the Partnership Agreement as follows in connection with the classification of 6,000,000 shares of 7.00% Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series C Preferred Stock”) of HC Government Realty Trust, Inc. and the issuance to the General Partner of Series C Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series C Preferred Stock:

1.            Designation and Number. A series of Preferred Units (as defined below), designated the “7.00% Series C Cumulative Redeemable Preferred Units” (the “Series C Preferred Units”), is hereby established. The number of authorized Series C Preferred Units shall be 6,000,000.

2.            Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment to the Partnership Agreement shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on August 12, 2020, designating the terms, rights and preferences of the Series C Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6.

“Business Day” shall have the meaning provided in Section 5(a).

“Distribution Period” shall have the meaning provided in Section 5(a).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Units” shall have the meaning provided in Section 4.

“Original Issuance Date” shall have the meaning provided in Section 5(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership Agreement” shall have the meaning provided in the recital above.

“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement. As of the date hereof, the Preferred Units of the Partnership are the “7.00% Series A Cumulative Convertible Preferred Units” (the “Series A Preferred Units”), the 10.00% Series B Cumulative Convertible Preferred Units” (the “Series B Preferred Units”) and the Series C Preferred Units.

“Series A Preferred Return” shall have the meaning provided in Section 5(a) of the First Amendment.

“Series B Preferred Return” shall have the meaning provided in Section 5(a) of the Second Amendment.

“Series C Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a) of the First Amendment.

“Series B Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a) of the Second Amendment.

“Series C Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series C Preferred Stock” shall have the meaning provided in the recital above.

“Series A Preferred Units” shall have the meaning provided in the definition of “Preferred Units”.

“Series B Preferred Units” shall have the meaning provided in the definition of “Preferred Units”.

“Series C Preferred Units” shall have the meaning provided in Section 1.

3.           Maturity. The Series C Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.           Rank. The Series C Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units of the Partnership, the Series A Preferred Units, the Series B Preferred Units, and any class or series of Preferred Units expressly designated as ranking junior to the Series C Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Junior Units”); (b) on a parity with any other class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series C Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series C Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series C Preferred Units prior to conversion or exchange. The Series C Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness.

5.           Distributions.

(a)           Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series C Preferred Units as to distributions, the holders of Series C Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, preferential cumulative cash distributions at the rate of 7.00% per annum of the Base Liquidation Preference (as defined below) per unit plus the amount of previously accrued and unpaid distributions on the Series C Preferred Units (the “Series C Preferred Return”) from the date of original issue of the Series C Preferred Units (or the date of issue of any Series C Preferred Units issued after such original issue date) (the “Original Issuance Date”). Distributions on the Series C Preferred Units shall accrue and be cumulative from (and including) the Original Issuance Date of any Series C Preferred Units or, with respect to any accrued distributions that have been paid in cash, the end of the most recent Distribution Period for which distributions have been paid, and shall be payable quarterly, in equal amounts, in arrears, on or about the 5th day of each January, April, July and October of each year (or, if not a business day, the next succeeding business day (each a “Series C Preferred Distribution Payment Date”) for the period ending on such Series C Preferred Distribution Payment Date, commencing on October 5, 2020. A “Distribution Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period and the Distribution Period during which any Series C Preferred Units shall be redeemed or otherwise acquired by the Partnership). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. The amount of any distribution payable on the Series C Preferred Units for any Distribution Period will be computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable to holders of record of the Series B Preferred Units as they appear on the records of the Partnership at the close of business on the 25th day of the month preceding the applicable Series B Preferred Distribution Payment Date, i.e., December 25, March 25, June 25 and September 25 (each, a “Distribution Record Date”).

(b)           No distributions on the Series C Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)           Notwithstanding anything to the contrary contained herein, distributions on the Series C Preferred Units will accrue and, to the extent not paid in cash, compound quarterly on each Series C Preferred Distribution Payment Date, whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution on the Series C Preferred Units which may be in arrears. When distributions are not paid in full upon the Series C Preferred Units and any Parity Preferred Units (or a sum sufficient for such full payment is not so set apart), all distributions declared upon the Series C Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series C Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series C Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distributions periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(d)           Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series C Preferred Units have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods that have ended, no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units or any Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except (i) by conversion into or exchange for Junior Units, (ii) the purchase of Series C Preferred Units, Junior Units or Parity Preferred Units in connection with a redemption of stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT or (iii) the purchase of Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Units). Holders of the Series C Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative and compounding distributions on the Series C Preferred Units as provided above. Any distribution made on the Series C Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Accrued but unpaid distributions on the Series C Preferred Units will accrue as of the Series C Preferred Distribution Payment Date on which they first become payable.

6.           Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series C Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, after payment of or provision for the Partnership’s debts and other liabilities, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series C Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series C Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series C Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference per Series C Preferred Unit and such Parity Preferred Units bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership. Notwithstanding the above, for purposes of determining the amount each holder of Series C Preferred Units is entitled to receive with respect to a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series C Preferred Units.

7.           Redemption. In connection with any redemption of any shares of Series C Preferred Stock of the General Partner pursuant to Section 5 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, a number of outstanding Series C Preferred Units equal to the number of shares of Series C Preferred Stock so redeemed.

8.           Voting Rights. Holders of the Series C Preferred Units will not have any voting rights.

9.           Amendment. Article V, Section 5.01(f) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01(f) is inserted in its place:

(f)           Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and 5.01(b), Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series C Preferred Return, and thereafter, Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series A Preferred Return and the Series B Preferred Return paid to the General Partner for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return, the Series B Preferred Return and the Series C Preferred Return with respect to the January Series A Preferred Distribution Payment Date, the January Series B Preferred Distribution Payment Date and the January Series C Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Distribution Payment Date, Series B Preferred Distribution Payment Date or Series C Preferred Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(h) hereof.

10.           Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

HC GOVERNMENT REALTY TRUST, INC.
a Maryland corporation

By: /s/ Steven A. Hale II
Name: Steven A. Hale II
Title: President

[Signature page for Third Amendment to Agreement of
Limited Partnership of HC Government Realty Holdings, L.P.]